S.Y. BANCORP, INC.
COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

		As of or For the Three Months Ended March 31,				As of or For the Year Ended December 31,
		2001		2000		2000		1999		1998		1997		1996
		(Dollars in thousands)
Earnings:
1.	Income before income taxes	$4,478		$3,812		$17,025		$14,324		$12,047		$9,407		$7,621
2.	Plus interest expense	8,320		6,068		29,233		21,054		19,578		15,616		12,600

3.	Earnings including interest on deposits	12,798		9,880		46,258		35,378		31,625		25,023		20,221
4.	Less interest on deposits	7,685		5,367		26,381		19,134		18,437		14,607		11,781

5.	Earnings excluding interest on deposits	5,113		4,513		19,877		16,244		13,188		10,416		8,440

Fixed Charges:
	Interest expense (Line 2)	8,320		6,068		29,233		21,054		19,578		15,616		12,600
	One third of net rental expense	49		47		194		170		120		79		86

6.	Including interest on deposits and capitalized interest	8,369		6,115		29,427		21,224		19,698		15,695		12,686
7.	Less interest on deposits (Line 4)	7,685		5,367		26,381		19,134		18,437		14,607		11,781

8.	Excluding interest on deposits	684		748		3,046		2,090		1,261		1,088		905

Ratio of earnings to fixed charges:
	Including interest on deposits (Line 3 divided by Line 6)	1.53	x	1.62	x	1.57	x	1.67	x	1.61	x	1.59	x	1.59	x
	Excluding interest on deposits (Line 5 divided by Line 8)	7.48		6.03		6.53		7.77		10.46		9.57		9.33